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EXHIBIT 99

FOR IMMEDIATE RELEASE

CONTACT: Patrick R. Cruzen, Chief Financial Officer - (763) 557-1111
DATE:    June 12, 2001


         NEW HORIZON KIDS QUEST, INC. ANNOUNCES AGREEMENT TO REPURCHASE
               SHARES FROM LAKES GAMING, INC. FOR $1.25 PER SHARE

Minneapolis, MN. - June 12, 2001. New Horizon Kids Quest, Inc. (OTCBB: KIDQ) has entered into a Stock Redemption Agreement with Lakes Gaming, Inc. whereby the company will repurchase 875,000 shares of common stock from Lakes Gaming, Inc. for an aggregate purchase price of $1,093,750 ($1.25 per share). The company is in the process of attempting to obtain financing for the redemption and is obligated to effect the redemption within six months. In the event that the company is unable to effect the redemption, William Dunkley, the company's Chairman and CEO, has personally guaranteed the company's performance, and Mr. Dunkley will then be personally obligated to purchase the shares directly from Lakes Gaming, Inc.

New Horizon Kids Quest, Inc. provides hourly child care at twenty-one locations in ten states, including three with supervised non-violent video entertainment centers. The company also provides traditional child care at ten New Horizon Child Care centers in Idaho; one location in Joliet, Illinois; one at its Mall of America location in Bloomington, Minnesota; one at The Venetian Resort~Hotel~Casino in Las Vegas, Nevada; one in Morton, Minnesota, at Jackpot Junction Casino Hotel in conjunction



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with its hourly care facility; and one in Marksville, Louisiana, at Grand Casino
Avoyelles also in conjunction with an hourly care facility. The company opened a Kids Quest hourly care center for the Seven Clans Casino, Hotel, and Indoor
Water Park in Thief River Falls on May 25, 2001, and has signed an agreement with the Palms Casino Resort in Las Vegas, Nevada, to provide an hourly child care center at their new facility which is expected to open in the fourth quarter of 2001.

The company's common stock trades on the Over-the-Counter Bulletin Board (OTCBB) under the symbol "KIDQ".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the company) may contain statements that are forward looking, such as statements relating to plans for future expansion and other business development activities, as well as other capital spending, financial sources, and the effects of regulation and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management and third party contracts, domestic or global economic conditions, changes in federal or state laws or the administration or enforcement of such laws, litigation or claims, as well as all other risks and uncertainties described in the company's filings.